Exhibit 99.1

NEWS RELEASE

300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Timothy Krist Chief Financial Officer 919.468.0399, ext. 295 tkrist@charlesandcolvard.com	Investor Relations: Fran Barsky 919.244.7357 fbarsky@charlesandcolvard.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

•	Profitable Q2 2010 – net income of $336,000

•	152% net sales increase over Q2 2009

•	$8.12 million cash and investments, no long-term debt

•	Positive cash flow from operations of $141,000

MORRISVILLE, N.C., July 28, 2010 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer of moissanite lab-created gemstones, The Most Brilliant Jewel in the WorldTM, announced today its financial results for the second quarter ended June 30, 2010.

Net sales for the quarter were $3.33 million, an increase of 152% from $1.32 million in the second quarter of 2009 and an increase of 17% from $2.85 million in the first quarter of 2010. Sales improved as a result of management’s execution of its strategy to revitalize existing customer relationships as well as the addition of several new customers, domestically and internationally, during the quarter.

The Company recorded net income during the second quarter of $336,000, or $0.02 per diluted share, a $1.58 million improvement over net loss “as adjusted” of $1.24 million, or ($0.07) per diluted share, in the second quarter of 2009.

Randy N. McCullough, Chief Executive Officer of Charles & Colvard, commented, “We have been hard at work during the first half of 2010 to increase sales, reduce expenses, and improve profitability. The financial and operational accomplishments during the second quarter are very gratifying to the team at Charles & Colvard, particularly when we can report a 152% increase in net sales over the second quarter of 2009 and our second consecutive profitable quarter.” Mr. McCullough continued, “We added several new customers during the quarter, including one in Russia, which is a new market for our company. We also continue to partner closely with our customers to formulate strategies designed to increase consumer awareness of moissanite. Toward that end, during the quarter Charles & Colvard and its business partners around the globe increased the production of finished jewelry featuring moissanite. We are very excited about the progress we have made to date and look forward to continuing to execute on our strategy.”

Contributing to net income was a reduction in operating expenses during the quarter of $247,000, or 13%, when compared with the same period in 2009, due primarily to ongoing cost control initiatives that commenced in the latter part of 2009.

Prior year results are shown “as adjusted” due to a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method that was adopted January 1, 2010. As a result, cost of goods sold increased in the second quarter of 2009 by $48,000

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Charles & Colvard Reports Second Quarter 2010 Financial Results
July 28, 2010

and net income decreased by the same amount. In addition, inventory decreased $2.08 million as of June 30, 2009 due to the cumulative change in accounting principle.

Financial Position

The Company had $8.12 million in cash and liquid long-term investments at the end of the second quarter and generated approximately $141,000 of cash from operations during the quarter. Net income of $336,000, a net decrease in inventory of $348,000, an increase in accounts payable of $156,000, and an increase in accrued cooperative advertising of $173,000 were the primary drivers for positive cash flow in the quarter, which more than offset an increase in trade accounts receivable of $945,000.

Total inventory, including long-term and consignment inventory, was $38.14 million at the end of the quarter, down from $39.13 million at the end of fiscal year 2009 primarily as a result of sales, offset in part by purchases of silicon carbide and jewelry castings, findings, and other jewelry components. Trade accounts receivable were $2.59 million at the end of the quarter, up from $1.04 million at the end of fiscal year 2009 primarily as a result of increased sales during the quarter.

Second Quarter 2010 Financial Results Webcast

Charles & Colvard will host a webcast to present second quarter 2010 results on Wednesday, July 28, 2010 at 4:30 p.m. EDT. The webcast can be accessed live and will be available for replay at www.charlesandcolvard.com.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of moissanite, a unique, near-colorless lab-created gemstone that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability, and rarity. Charles & Colvard Created Moissanite is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

Charles & Colvard and Charles & Colvard Created Moissanite are registered trademarks of Charles & Colvard, Ltd.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements expressing expectations regarding our future and projections relating to products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors including, but not limited to, the recent downturn in the worldwide economy and its ongoing impact on our business and the business of our customers and suppliers, any continued trends in the general economy that would adversely affect consumer spending, dependence on consumer acceptance of our products, dependence on Cree, Inc. as the current supplier of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, risks of conducting business in foreign countries, dependence on third parties for the sales and marketing of our products to end consumers, and the impact of significant changes in our management on our ability to execute our business strategy in the near-term, in addition to the other risks and uncertainties described in more detail in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the fiscal year

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Charles & Colvard Reports Second Quarter 2010 Financial Results
July 28, 2010

ended December 31, 2009 and subsequent reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the SEC that discuss other factors relevant to our business.

Financial Tables Follow

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Charles & Colvard Reports Second Quarter 2010 Financial Results
July 28, 2010

Charles & Colvard, Ltd.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009*	2010	2009*
Net sales	$3,328,629	$1,320,207	$6,182,304	$3,805,395
Costs and expenses:
Cost of goods sold	1,399,264	697,623	2,458,245	1,797,712
Sales and marketing	575,015	496,425	1,161,613	830,391
General and administrative	1,021,802	1,220,650	2,045,467	3,329,042
Research and development	8,993	135,511	50,850	345,691
Total costs and expenses	3,005,074	2,550,209	5,716,175	6,302,836
Income (loss) from operations	323,555	(1,230,002)	466,129	(2,497,441)
Interest income	31,796	8,587	58,318	18,848
Interest expense	(1,089)	-	(1,765)	-
Income (loss) before income taxes	354,262	(1,221,415)	522,682	(2,478,593)
Income tax net benefit (expense)	(17,947)	(17,815)	112,018	(44,917)
Net income (loss)	$336,315	$(1,239,230)	$634,700	$(2,523,510)

Net income (loss) per common share:
Basic	$0.02	$(0.07)	$0.03	$(0.14)
Fully diluted	$0.02	$(0.07)	$0.03	$(0.14)

Weighted average number of shares used in computing net income (loss) per common share:
Basic	19,148,074	18,607,517	19,084,107	18,492,690
Fully diluted	19,409,154	18,607,517	19,321,801	18,492,690

* As adjusted for the retroactive application to prior period financial statements resulting from a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method that was adopted January 1, 2010.

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Charles & Colvard Reports Second Quarter 2010 Financial Results
July 28, 2010

Charles & Colvard, Ltd.
Condensed Consolidated Balance Sheets

	June 30, 2010 (unaudited)	December 31, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$3,068,373	$7,405,685
Accounts receivable, net	2,587,671	1,043,296
Interest receivable	22,607	65
Note receivable, net	-	54,627
Inventory, net	7,084,120	3,340,712
Prepaid expenses and other assets	320,592	188,812
Total current assets	13,083,363	12,033,197
Held-to-maturity investments	5,050,358	-
Inventory, non-current, net	31,055,303	35,785,205
Property and equipment, net	243,563	218,418
Patent and license rights, net	246,559	260,548
Deferred income taxes, non-current	102,443	-
Other assets, non-current	1,990	1,990
TOTAL ASSETS	$49,783,579	$48,299,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$453,759	$265,439
Accrued cooperative advertising	483,500	173,000
Accrued expenses and other liabilities	159,739	157,954
Total current liabilities	1,096,998	596,393
Long-term liabilities:
Accrued income taxes	1,049,084	1,058,659
Total liabilities	2,146,082	1,655,052
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	53,075,542	52,906,459
Additional paid-in capital – share-based compensation	6,601,135	6,411,727
Accumulated deficit	(12,039,180)	(12,673,880)
Total shareholders’ equity	47,637,497	46,644,306
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$49,783,579	$48,299,358

* As adjusted for the retroactive application to prior period financial statements resulting from a change in the Company’s method of accounting for inventories from the first-in, first-out (“FIFO”) method to the average cost method that was adopted January 1, 2010.

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